Exhibit 99.1

Transcript of fiscal fourth quarter earnings call

Operator

Good afternoon. I’ll be your conference operator today. At this time, I’d like to welcome everyone to the Allscripts fiscal fourth quarter and year-end 2009 earnings conference call. All phone lines have been muted to prevent any background noise during the call. At the end of the presentation there will be a question and answer period. (Operator Instructions) At this time, I’d like to turn it over to Mr. Glen Tullman, Chief Executive Officer of Allscripts.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Thank you, and good afternoon, and welcome to the Allscripts fiscal 2009 fourth quarter and year-end conference call. This is Glen Tullman, Chief Executive Officer of Allscripts. Joining me on the call today is Bill Davis, our Chief Financial Officer, and Lee Shapiro, our President. Before we get started I’m going to ask Bill to review our Safe Harbor Statement. Bill?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

This conference call will contain forward-looking statements within the meaning of the Federal Securities laws. Statements regarding future events, developments, the companies future performance as well as Management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements with the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties including: the volume and timing of system sales and installations, our ability to integrate acquisitions and realize the benefits of the merger with Misys Healthcare, the implementation and speed of acceptance of electronic record provisions of the health information technology for economic and clinical health act, and other factors outlined from time to time in our reports filed with the Securities and Exchange

Commission, to which you should refer, including our most recent Annual Report on Form 10K, available through the website maintained by the Securities and Exchange Commission. The Company undertakes no obligation to update publicly any forward-looking statement whether as a result of new information, future events or otherwise. Glen?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Thanks, Bill. This is an exciting time for our business, and I’m excited to share with you not only our results which we’re proud of, but also our view of the industry and key factors investors should be thinking about. As you know when President Obama signed the American Recovery and Reinvestment Act it provided a great catalyst for change in the healthcare industry. On our last call I said we believe the combination of the President’s leadership and vision, the standards already in place through CCHIT, and the incentives that already exist today for ePrescribing and pay for quality initiatives would make Electronic Health Records as common as practice management systems in all provider offices. Today just three months later I’m pleased to report that the stimulus has in fact created strong interest in Allscripts and we are beginning to see that interest translate into sales. This is especially true for larger organizations as prospects attempt to get ahead of the curve and be in position to take full advantage of the first year of incentive payments. This interest and the acceleration we’re beginning to see is good news for Allscripts.

While Bill will go into more details on the financials I want to take a few moments to focus on the highlights from the fourth quarter. From an overall perspective we’re pleased with our performance. Let’s begin with bookings. We had a great sales quarter. Bookings for the quarter were $103.2 million up 25% from last quarter and sales were strong across all of our product lines. Total non-GAAP revenue was $168.8 million with 64% generated from recurring revenues. We expect our recurring revenues to continue to grow in part due to our software as a service offerings. We were pleased with non-GAAP earnings for the quarter as well which came in strong at $0.16 per share, demonstrating how we’re able to invest in building the business and new products while at the same time driving operational efficiencies. Back to the stimulus, one of the questions we get asked frequently relates to the concept of meaningful use, the yet to be defined standard that physicians must meet in order to receive stimulus payments.

Last Thursday, July 16th, the Office of the National Coordinator issued new guidance on meaningful use with final rules expected to be out later this year. The good news is that based on what we have seen, we are confident that all of our products will meet the standards. Given its importance to our business we have been an active participant in the many discussions surrounding meaningful use, have testified in Washington on more than one occasion, and will continue to help shape the debate with our perspective that the standards must be robust enough to guarantee that the investment tax payers make will deliver on the savings that provide the funding for the stimulus.

With stimulus funding in place and the standards for meaningful use being set, we’re fortunate to be so well positioned. That of course was not by accident. The first move we made was actually pre-stimulus with the merger of Allscripts and Misys Healthcare in October. The merger created the clear leader in innovative software, connectivity and information solutions for the ambulatory healthcare market. As a part of the merger we met or exceeded every merger target we had including cost synergies, revenue synergies, and in the process, created one integrated Company. Our Company is more focused than ever on our target market, having divested two of our legacy businesses during the last few months as well. Once again, relative to the stimulus, think of this in simple terms. We are the solution of choice for over 90,000 physicians who already have our practice Management system but now will be shopping for an Electronic Health Record. They want one solution and in this economy they are unlikely to replace their existing Practice Management Solution, the life blood of their practice if they don’t have to. This is a significant selling advantage magnified by the tough economy.

You may also recall that in our last quarterly call, we consolidated what were three businesses that focused on sales into a single operating unit focused on delivering solutions for our clients. Our results in the fourth quarter are even more satisfying given this change and are a clear indication that the change is working. We have also announced two important additions to our Management team, one this morning, that position us to grow even faster and in a quality and profitable way. Eileen McPartland joined the Company as our new Chief Operating Officer. Eileen brings to Allscripts her extensive operational experience from senior leadership roles within some of the world’s best known technology, software and service companies including Oracle, SAP and Accenture. She was most recently Executive Vice President of Global Sales and Services for Misys PLC, and she played an especially important role in delivering the Misys turnaround, implementing world class processes and driving the transformation that helped to return Misys to a growth Company.

And earlier today we announced that Diane Adams has joined Allscripts as our new Executive Vice President of Human Resources. Diane was previously Vice President of Human Resources for Worldwide Sales and International Feeders at Cisco, providing leadership for more than 30,000 employees. Diane joined Cisco when they had about the same number of employees as we have today and played a key role in their growth and success. That gives you a sense of how we have been getting our team positioned to win, but what’s more critical is how we’re getting out to the market. Let me talk about two examples of how we have responded tactically to the stimulus.

The first is physician outreach and the second is our distribution network. Let me cover our outreach first. On our last call, I talked about our preparations for HIMSS and the expectation that it would be a big show for us. The reality far exceeded our expectations. Leerink Swann issued a report during the quarter that commented on Electronic Health Record companies and our performance at HIMSS. According to the report, “we have always believed that Allscripts is one of the most sophisticated companies with respect to marketing to physician practices. We believe that shrewd and effective marketing has been a driver of Allscripts success and should allow the Company to continue to grow and take share.” Just six weeks after HIMSS, we launched the EHR Stimulus Alliance, a coalition of technology innovation leaders, Allscripts, Cisco, Citrix, Dell, Intel, Intuit, Microsoft and Nuance, who are partnering to educate 500,000 US physicians about opportunities aligned with the stimulus. We have hundreds of planned virtual and physical events for physicians in various cities across the United States.

As a part of this program, we also launched an innovative financing program which allows groups to get started and defer cost out over time as they begin to get stimulus payments. The message is that there is no need to wait. The time is now, and we’ll bridge you until your stimulus payments arrive. Now the second area I wanted to highlight was a major move to extend our reach from a sales perspective, the launch of the Allscripts Distribution Network or ADN, which includes more than 85 partners who are out in the field presenting our solutions to practices every day. The Distribution Network significantly extends our market presence with a combined resellers salesforce of more than 1,600 and leverages trusted physician relationships primarily in the one to three physician market. We recognize that you can’t cost effectively or efficiently cover the 169,000 groups in the one to three physician space with only a direct salesforce. At the same time you need an on the ground presence that physicians know and trust and we think we found the best of both world’s with our Allscripts Distribution Network.

During the quarter we signed one of our most significant partnerships to date, with Henry Schein, the largest provider of healthcare supplies and services in North America with a customer base of more than 100,000 physician practices. Henry Schein’s 600 plus salespeople are already trained and providing leads. As physicians move to take advantage of the stimulus incentives, our focus is on successful or better said meaningful use of Electronic Health Records, not simply acquisition, and ADN members like Henry Schein will be critical with their local expertise and long term relationships with physicians. We also added other major players like Cardinal Health, one of the largest healthcare distributors in the country, who will offer the Allscripts Electronic Health Record to its base of more than 6,000 physician practices and Synnex Corporation, a leading business process services company that ranks among the Fortune 500. And just as critical are over 80 other distributors, folks like E-transmedia in New York, who provide world class service and have a very loyal client base that continues to buy Allscripts products. So lots of great progress, but the critical part from my perspective is that our action in the field is translating into results.

To that end today we announced a major agreement that features our Electronic Health Record as a key element in the first functioning health information exchange, or HIE, in Connecticut called Transforming Healthcare in Connecticut Communities. The HIE includes virtually all of the state’s healthcare facilities and is being lead by our clients Hartford Health Care Corporation, St. Francis Medical Center and Pro Health Physicians. The new organization will be implementing an open source platform for exchanging patient information across the state’s hospitals and physician practices, and HIE’s drive purchases of Electronic Health Records as demonstrated in part by additional purchases of over $1.5 million in licenses by Hartford Hospital. Independent physicians and group practices who adopt the Allscripts Electronic Health Record will also receive all the necessary interfaces to connect them to their existing billing and scheduling software, as well as the information systems of participating hospitals, laboratories, and other key healthcare stakeholders across the region.

I also wanted to mention another major agreement we signed that provides insight into how integrated systems will approach the market. West Penn Allegheny Health System, a key healthcare system in Pittsburgh and an academic organization aligned with Drexel University College of Medicine and Temple University School of Medicine, selected Allscripts as their clinical solutions provider of choice across their four hospitals and owned physician groups. West Penn will be expanding their deployment of our Electronic Health Record from 165 physicians to all 800 of their physicians, while at the same time implementing our emergency department system in two hospitals. West Penn has committed to giving first preference to our care management, discharge planning and home care solutions, much like Hartford Healthcare Corporation, which currently uses our Electronic Health Record, as well as our emergency department and home care system.

West Penn would prefer to work with Allscripts as we have the right solutions, and this is important, solutions that physicians like and use, for all of their providers in every care center and saving as opposed to crammed down hospital focused solutions. We’re also seeing continued strong interest in our solutions that help physicians qualify for existing government incentive programs, such as the ePrescribing incentive provided by Medicare and pay for performance or pay for quality initiatives like the federal Physician Quality Reporting Initiative, or PQRI program, from the centers for Medicare and Medicaid services. West Penn, for instance, was very focused on the opportunity to generate millions of dollars in PQRI revenue using our solution, and will make it a part of their Electronic Health Record deployment. In fact we announced recently that a select group of 14 of our clients generated more than $4.5 million in PQRI incentives in 2008 alone, so that’s real money and another very good reason to select Allscripts.

Finally I want to call out the continuing success of our ePrescribing business. Last week, we announced that the American Medical Association had selected Allscripts as the engine behind their AMA branded ePrescribing solution, which they will offer to all of their members at no cost via their new physician web portal beginning next year. This is a significant development because it means that the hundreds of thousands of members of the nations most prestigious physician professional association will be presented the opportunity to use Allscripts as their introduction to the electronic healthcare highway. Electronic prescribing is the on-ramp to that highway, and we’re convinced that once physicians start using Allscripts and see how advanced our solutions are, they will turn to us when they go looking for an electronic health record. During the quarter we also announced for the second year in a row that we delivered more electronic in scrips across the Sure scrips network than any other ePrescribing Company. In fact we are fast approaching the 100 million mark for ePrescriptions and recently crossed the significant threshold of delivering one million pure electronic prescriptions per week.

So to summarize, the Company continues to be strongly positioned as the leader in ambulatory healthcare IT. We’ve made solid progress on the merger. We’ve refined our focus to the markets and products that are most promising, and we are well positioned to capitalize on the most expansive market opportunity in our companies history, the federal stimulus incentives for electronic health record adoption. I now want to ask Bill Davis to provide you with the detail on a very successful financial quarter. Bill?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Thanks, Glen, and good afternoon, everyone. I would like to start out by providing a quick overview of our results for the quarter and year-ended May 31, 2009, and then we’ll wrap up with an outlook regarding our fiscal 2010. Before I get started, I did want to remind everyone that we consummated our merger with Misys Healthcare back in October and Allscripts was treated as the accounting acquiree in the transaction. As such, our GAAP results reflect Misys Healthcare’s performance for all periods presented and Allscripts results from the date of acquisition through May 31st. It’s for that reason that we do provide pro forma results for all periods presented, so to improve comparability for investors. It’s also important to note that we consummated the sale of our meds distribution business on March 16th. It’s for that reason that we believe pro forma results focused on clinical software businesses is the most meaningful. Please note that we have updated our pro forma analysis to reflect the sale of our medication business.

So turning to the quarter and looking first at bookings, also known as order intake. We had an outstanding quarter with total bookings of $103.2 million in the quarter. This compares to $84.4 million in the third quarter and $82 million in the fourth quarter a year ago, representing a 26% increase over the prior year. The $82 million in the fourth quarter of fiscal 2008 reflects both legacy Allscripts and legacy Misys Healthcare combined. Also worth noting is that approximately $26.9 million or 26% of our fourth quarter bookings related to software as a service transactions that will be recognized as revenue over approximately the next 48 months. This compares to $38.7 million or 46% of our third quarter bookings and $8.1 million or approximately 10% in the fourth quarter of last year.

As I commented last quarter, we continue to plan for approximately 1/3 of our bookings as software as a service and view this as a positive long term trend that is likely to continue as more physicians attempt to align their costs and care of their Electronic Health Records with the incentives that are available to them. Total bookings for the year-ended May 31, 2009, were $334.7 million and compares to $317.6 million for the same 12 month period a year ago, but it is important again to note that — it’s important to take into account rather that the Columbia University transaction we consummated in August 2007 for comparability purposes. As Glen indicated we also continue to see success in our cross-selling efforts. We would also like to point out that our bookings reflect Allscripts established definition of bookings. Misys PLC includes transaction fees in their bookings definition, and if you were to include those, such transaction fees would add approximately $39.6 million and approximately $150.9 million for our three-month and annual bookings respectively. I highlight this to assist those of you who historically have followed Misys PLC stock.

We ended the quarter with approximately $673 million of sold backlog. Our backlog consists of approximately $158 million of clinical software and related services fees, approximately $137 million of subscription in ASP fees, approximately $230 million of annual maintenance fees which we expect to recognize over the next 12 months, and approximately $148 million of transaction fees which principally consists of EDI transaction fees and again are expected to be recognized over the next 12 months. Total GAAP revenue in the quarter was approximately $166.2 million and approximately $167.6 million of pro forma clinical revenue in the fourth quarter which compares to $155.4 million in the third quarter of this year. This represents approximately 8% sequential growth. It’s important to note that our pro forma clinical revenue relates to our clinical software businesses and again excludes revenue related to our medications business which we sold on March 16th.

GAAP revenue for the fiscal year was $548.4 million and approximately $650.9 million on a similar pro forma clinical revenue basis. Approximately $420 million or 64% of our pro forma clinical revenue was reoccurring in nature. Our GAAP revenue for the three months and year-ended May 31, 2009 contemplate a $2.6 million and a $7.8 million reduction respectively related to our revaluing of Allscripts deferred revenue balance at the time we consummated the merger. We’ve added such amounts back to our pro forma revenue for disclosure purposes. Pro forma gross margin percentage for the quarter was 56.4% and compares to 54.5% in our third quarter. Gross margin improvement was driven by a positive product mix shift towards more license revenue in the quarter.

GAAP operating expenses were $68.5 million for the quarter, and include $7.2 million of transaction related expenses. Pro forma operating expenses before stock based compensation, deal related amortization and transaction related expenses were approximately $55.9 million. This compares to $51.9 million in the third quarter of this year. Consistent with what we discussed last quarter, our pro forma operating expenses for the quarter were higher than third quarter due to timing of certain marketing expenses and incentive compensation programs. As Glen indicated, we continue to feel very good about our committment to projected cost synergies of approximately $25 million to $30 million in this upcoming fiscal year. Transaction related expenses in the quarter were approximately $7.2 million. Such expenses included legal, integration, severance costs, as well as the small loss related to the disposition of our medication business and a carrying value of one of our equity investments.

Capitalized software in the quarter was approximately $6 million. Please note that this was higher than previously communicated because we did make the decision to accelerate approximately $2 million of an incremental development effort related to our Allscripts My Way product in the quarter that directly impacted our level of capitalization in the quarter. Our decision to accelerate such My Way development spend is to further our preparedness for stimulus motivated activity in the independent physician practice market, typically one to three physician size groups. Regarding taxes, we ended the year with an overall effective tax rate of approximately 41%. The higher than expected rate was primarily due to increase in certain states that we operate in. We will continue to work to reduce our rate but believe 39% to 40% is still an appropriate estimate for fiscal 2010 and beyond.

GAAP net income for the quarter was $13.4 million and $26 million for the year. Non-GAAP net income was $23.5 million for the quarter and $76.7 million for the full year. This compares to $17.4 million for the fourth quarter in fiscal 2008 and $59.3 million for the full year in 2008. The quarter growth when compared on a non-GAAP basis to last year represents 35% growth. We view this to be significant and reflective of the success of our merger. Our non-GAAP net income contemplates the add back effect of Allscripts pre-merger results as well as our non-cash deferred revenue adjustment, deal related amortization, stock based compensation, transaction costs, and again the elimination results related to our medication business all of which are on an after-tax basis. Our diluted earnings per share for the quarter was $0.09 and was $0.16 per share on a non-GAAP net income basis.

As I mentioned last quarter, approximately 2.5 million shares underly the remaining $19.7 million of convertible debt we have outstanding. Such shares were dilutive in our fiscal fourth quarter as well as fiscal 2009 for EPS purposes. Please note that Allscripts recently exercised its right to call the remaining $19.7 million of convertible debt. We intend to fund such call with cash reserves or available credit under our existing credit facility. With that said we do anticipate most bondholders will exercise their right to convert their debentures given the fact that such debentures are in the money by a meaningful amount. Our diluted share count for the quarter was approximately 148.2 million shares. Our share count takes into account that we have successfully purchased approximately 5.4 million shares for $51.5 million under our $150 million authorized share buyback program which we announced earlier this year in February. Our share purchases have been funded through our available cash and we will continue to be opportunistic as we evaluate future buyback opportunities. With regard to overall headcount, we ended the quarter with approximately 2,392 employees which compares to 2,444 employees at the end of the third quarter when you deduct the 62 individuals related to our medication business.

Turning now to the company’s balance sheet. We ended the quarter with $73.5 million in cash and marketable securities. This contemplates the fact that we paid nearly $3 million in transaction cost, as well as the previously mentioned share buyback program during the quarter, all of which was funded again out of our cash reserves. Both outflows were offset by approximately $31 million which we generated through our operations. With regards to accounts receivable we ended the quarter with approximately $155.1 million outstanding and represents day sales outstanding of 83 days, our reduction of approximately four days since last quarter in evidence of the focus our team has had in this area. Total debt at the end of the quarter was approximately $64.5 million, $44.5 million of which is under our credit facility, and again, approximately $19.7 million related to our convertible debt. As I mentioned previously, we expect a reduction in our total debt in our first quarter related to the anticipated conversion of some or all of our remaining convertible debt.

Turning now to our outlook for Allscripts in fiscal 2010. Our longer term outlook for Allscripts continues to be positive and is reinforced by the opportunity from the High Tech Act program of the American Recovery Act stimulus law. As Glen mentioned, we believe Allscripts is uniquely positioned to capitalize on stimulus motivated purchasing due to our industry leading products and unrelenting committment to customer utilization of the products we sell. We are also encouraged by the success we have had in effectively integrating Allscripts and Misys Healthcare and producing the significant cost synergies we have today. With that said, we anticipate stimulus motivated sales to have a greater effect on our business towards the end of this calendar year and the beginning of next calendar year. It is for that reason why we anticipate fiscal 2010 revenue to be in the range of $680 million to $700 million and non-GAAP net income of approximately $88 million to $92 million. We anticipate a majority of the $3 million pre-tax deferred revenue adjustment that remains to be recognized will actually be recognized in the first half of fiscal 2010. Our non-GAAP net income guidance contemplates approximately $14 million of acquisition related amortization, as well as approximately $11 million of stock based compensation, both amounts are on a net of tax basis.

We also expect some amount of acquisition related expenses to be recognized in the first half of fiscal 2010, related to actions the Company has already committed to that are not contemplated in the non-GAAP net income guidance. We estimate an annual effective tax rate again of approximately 40% and total diluted shares of approximately 150 million which will translate into non-GAAP earnings of approximately $0.59 to $0.61 per diluted share. So in closing, I would like to applaud the excellent work of the entire Allscripts team and their relentless pursuit to bring these two great organizations together. We believe again we are uniquely positioned to capitalize on a great market opportunity and look forward to a very strong fiscal 2010. With that, I’d like to turn it back over to Glen.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

Thanks, Bill. So let me conclude the call by thanking our clients for their continued support and enthusiasm. I’m excited to say that over 2,000 of our clients will be at our users conference next week, a great opportunity for us to connect, to educate them on the stimulus, for EHRs, as well as to share our new solutions that can help them not just survive but thrive as we move into a new stage in healthcare. While the stimulus payments begin in 2011, the activity is happening today, and we’re in the right place at the right time. And this is a time of almost unimaginable change in healthcare, and that has translated into a very significant opportunity for us to connect healthcare and to bring healthcare providers the information they want and need, and to deliver higher quality care in a safer, more cost effective way. That’s our vision, and every day it’s getting closer to becoming a reality. So I want to thank the people on the call for your support and we’re now ready to take your questions.

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions) We’ll pause for just a moment to compile the Q&A roster. Your first call comes from George Hill from Leerink Swann. Mr. Hill, your line is open.

George Hill - Leerink Swann - Analyst

Thanks for taking the question. One question, Bill. I don’t think I missed this but you guys did not give bookings guidance for Fiscal 2010 did you?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc.- CFO

We have not, George. We have not been giving bookings guidance for some period of time and have chosen to continue to follow that practice.

George Hill - Leerink Swann - Analyst

Okay, just checking on that. Sorry, I’ve been away a while. And second, with respect to the Misys transaction I was wondering, could you give us some color around current booking sales into the Misys space, I guess percent EMR penetration into the Misys space and what the bookings were in the Misys space?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc.- CFO

Yes, George, we’ve talked about a couple things to your questions. Penetration within the Misys space we estimate to be about 20% of the 110,000 physicians have made an Electronic Health Record decision leaving close to 90,000 physicians yet to make a buying decision, we set reasonable goals for ourselves in 2009, as Glen indicated we exceeded expectations so we feel good about that and suffice it to say a clear focus of the business as we move into 2010 and one that we would intend to continue to give some color around, although I would be hesitant to give any sort of specific quantitative views on it.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

George, I’d just add that in a time where the economy is tough that works for us, because the likelihood that physicians are going to take out a working practice Management system, it’s the life blood of their practice just to try something new and they don’t have to and remember there’s no stimulus funding for practice management so it’s much more likely that those 90,000 physicians when they go shopping are going to talk to us first. They want to make sure the Electronic Health Record they purchase works, integrates and connects with the practice Management system they have and they’ve been using for some period of time, and generally the smaller practices like to say they want one throat to choke.

They don’t want to call three or four different vendors or fighting with each other. They want one number to call to say make sure my practice Management system which does all my billing works very closely with my Electronic Health Records. So we think we have a real advantage selling into that market.

George Hill - Leerink Swann - Analyst

And I’m sorry if I wasn’t clear, I guess what I’m thinking about is you guys demonstrated an ability to be successful with this strategy before when you guys were selling Touchworks into the IDX space. Will you guys be giving us regular metrics to measure this, I see this as a critical way for us to measure the output of the Misys transaction. Will we be getting concrete numbers going forward to evaluate that?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

I think what you can expect is we’ll be giving you a general view of what’s happening. I don’t think we want to get into the habit of reporting quarter to quarter. As you recall, when we did this and this is in fact the same strategy that we used successfully with IDX, that was the high end, this is the low to mid range in the market, but as we started giving concrete numbers, any quarter that our number was the least bit off of the prior quarter we get hammered for it, and the fact was every quarter we kept growing and today we enjoy a very very strong share in that marketplace, so while we’ll give general direction there and I think you’ll see the success from some of our examples, I don’t think we’re going to be giving concrete metrics each quarter.

George Hill - Leerink Swann - Analyst

Fair enough. One more quick question and then I’ll hop back on. You mentioned the 85 partners you have now and the 1,600 reps they have out in the field so what’s the breaking it down now and I guess direct reps versus partner reps and can you give us some color around when bookings revenue into the channel looks like on the VAR reps versus the direct reps?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

Well I think what I’d say is we have about 240ish direct reps in the business and what this allows us to do, working with Schein, working with Cardinal, working with Synnex and as I mentioned E-trends media and some of the other smaller but very potent distributors, it allows us to be a force extender to you have a lot of people out there with relationships who are in these offices every week selling for us. In terms of the specifics, what’s relative to what’s going through the channel versus not going through the channel, we don’t do that in part because there’s a lot of overlap, so from that perspective again as we sign a large hospital deal they may say we want you to help build our network we may do that using some of these distributors and vice versa, so from that perspective we look at one sales team that got one leader and that’s where the leverage gets created so we don’t really look at it as a few separate channels.

George Hill - Leerink Swann - Analyst

Okay, I’ll hop back in the queue. Thanks for the color guys.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

Thanks.

Operator

Your next question comes from Corey Tobin, Company information not available. Mr. Tobin, your line is open.

Corey Tobin - William Blair - Analyst

It’s Corey Tobin from William Blair. Congrats on the quarter. Let me start with bookings if I could. A couple of quarters ago, there was some stagnant bookings in the larger enterprise deal space, and Glen based on your comments it sounds like this has rebounded a bit. Can you give us some metrics please on growth specifically in the larger enterprise space segment and what percentage of bookings came from that segment here this quarter?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

Yes, I’ll just say, I’ll ask Bill if he wants to give more color to it that we see the enterprise market as rebounding very strongly, and as I mention Corey, what’s happened is the bigger organization, when you’re West Penn and you have to get 800 physicians implemented, you can’t start the day before the stimulus payments begin. They are also the larger organizations are also starting to understand that to get the best people for any vendor, the sooner you get tied in the better off you are so there’s been a tremendous amount of interest. Last but not least, I think the STARK idea of connecting these large integrated health networks to a variety of owned and unaffiliated physicians is really taking hold in many Markets so the Markets are starting to understand they need to be connected to the folks who refer to them and they want to be easy to do business with, so I guess my view back is we’re seeing good strength in the mid to high end of the market.

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc.- CFO

Now, Corey, we’re not prepared to give any sort of quantitative break down of bookings. I would just echo Glen’s sentiments though in saying that in terms of overall performance we saw relative strength in all three sub segments that we talk about, the largest of physician practices, medium and small and so we see again all aspects of the market moving forward with buying decisions which we view as a huge positive.

Corey Tobin - William Blair - Analyst

Okay, great and then just shifting gears for a second, on thinking about the AMA deal and some other things regarding the ePrescribing product, could you give us just a little more feeling please or some numbers around how many doctors today are on the free ePrescribing platform either through [nepsere] or the other programs that you have put into place and what’s been the success rate at converting those physician groups up to full EMR clients? Thanks.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

Yes, Corey, in terms of the free product, you’ve got more than 35,000 users of the free product today, and that continues to grow. We had reported in prior quarters a growth rate of upwards of 30% per month that’s tailed off just a little bit recently as we see some of those groups now starting to strongly consider whether they should go directly to an Electronic Health Record, but net-net, we see that as a driver in a number of ways and we’ve also talked about some of the big success stories, Heritage Valley outside of Pittsburgh getting $600,000 for their ePrescribing efforts, again all on our systems and we see that repeated across the country where physician practices, especially the multi-specialty groups and the like are starting to see real dollars come in from a variety of the programs, not only government programs but some of the PBM programs and payer programs, so we see it as an increasingly important component of our business. We also see that as a information delivery tool, so as we start to deliver more of the care Management and the like and the messaging that’s going to become an important platform as well.

Corey Tobin - William Blair - Analyst

Is it safe to assume of 35,000 physicians a vast majority of those do not have an EMR product today?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

I think that is safe to assume that the bulk of those physicians don’t. There’s a subset that do and that is where you have funded...an organization locally comes in and says we want to brand this product but by and large most of those are the equivalent of people using Google. There’s no group reporting or anything else, they’re small practices or individuals.

Corey Tobin - William Blair - Analyst

Great. Thanks again.

Operator

Your next question comes from the line of Richard Close with Jefferies & Co.

Richard Close - Jefferies & Co.- Analyst

Glen, I was wondering if you could talk a little bit about this Connecticut deal that you announced this morning. What are the economics on the healthcare information exchange? How do you guys get paid there, and then I think you mentioned $1.5 million in license sales to Hartford Hospital as part of that. Do they just buy those license and sit on them and turn people on eventually or a little bit on the timing of that relationship?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc.- CEO

Sure. Let me comment on it. First of all, I think that it’s important to note that we have a variety of different solutions depending on the organization, how they want to deploy connectivity and where they want to deploy it so in this case, we’re using an open source solution. We are benefiting from both the open source technology and some of the services around it so there are some fees related to that but really where this comes in is the organizations like Hartford and others are using many of these licenses for community based programs to equip both the affiliated but especially unaffiliated physicians and physician groups and which makes them easier to do business with. That said what started off as a smaller group of Allscripts customers in the Hartford area has really bloomed into a statewide initiative that may include the entire State, again, based on the fact that Allscripts has very substantial penetration in that area. That is driving sales of our Electronic Health Record.

That said I want to be clear, their intention, which we are fully supportive of, is that any of the competitive systems will be en enabled to connect into this healthcare information exchange, so to simplify you’ve got more EHR licenses, you’ve got services related to the healthcare information exchange, and you’ve got more Allscripts solutions, things like emergency department care management, etc. So that’s the reason these exchanges work in a big way for us.

Richard Close - Jefferies & Co. - Analyst

So now are you guys able to go out and sell additional physicians or is that just the responsibility of the groups here?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Absolutely. No, I mean this is collaborative effort and you will see more of these, but they are out pushing it. It’s in their best interest. We have our sales teams out there in many cases, these are subsidized, STARK kinds of subsidies that are being provided, so in addition to the existing current subsidies that are out there, CMS or ePrescribing, PQRI, then on top of that, you layer the new stimulus dollars and then finally, you have on top of that, you have hospitals who are giving up to 85% in some cases, so net-net, you’ve got our people selling, you’ve got the Allscripts Distribution Network selling, you’ve got the hospital promoting it and you can see what starts to happen. You get a real network effect.

Richard Close - Jefferies & Co. - Analyst

A follow-up on the question with respect to the channel, and the direct, is there any type of target where you have like 60% from direct, 40% from channel or anything like that you can give us details on if you aren’t going to give us the direct numbers or the specific numbers?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Yes, Richard we’re not prepared to go at that level of detail as of yet, so as we gain more experience, through the Distribution Network, we might be prepared to do so but we won’t allow that to build for some time before we commit to that.

Richard Close - Jefferies & Co. - Analyst

And final question here would be on the transaction related costs. I believe in the last conference call you talked about that there would be some transaction costs, $4.1 million I think is an increase from the third quarter if I’m not mistaking, how should we think about that going forward, when do those costs finally tail off for you guys?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

We, as you know, under US GAAP, certain committed costs and actions we effectively have to recognize as their incurred like retention bonuses or what have you, so the reality is that we will have some costs that carry through the anniversary date of the merger, so effectively into the first month, or month and a half of our second quarter, you should realistically, expect, relative to the fourth quarter again I made reference to it, the reason why it was higher than the third quarter was primarily due to the fact that our meds disposition given the allocation of certain intangibles to that business and the proceeds received from that actually yielded a couple million dollar loss in the quarter and then in the secondarily is we had a small equity investment that given the audit period we wanted to go ahead and clean up and so that was just under $1 million itself so those two factors are really driving the differential that you saw in the quarter.

Richard Close - Jefferies & Co. - Analyst

Okay, so those two factors add up to about $3 million, is that what you’re saying?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

That’s right and are truly one-time, obviously with the meds disposition being done, won’t repeat itself.

Richard Close - Jefferies & Co. - Analyst

Okay. Thank you very much. Congratulations on a good year.

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Thanks.

Operator

Your next question comes from Charles Rhyee with Oppenheimer. Your line is open.

Charles Rhyee - Oppenheimer - Analyst

Just a couple quick questions if I could. First, Bill, you talked about the cap software in the quarter that you accelerated some stuff. Does that mean that cap software rate should drop in the next quarter because you’ve now expensed it or you’ve capitalized now or what should we think about the cap software rate going forward particularly in fiscal 2010?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Yes, fiscal 2010, Charles, we’re pegging somewhere closer to 20% to 25% of our gross spend in terms of a capitalization rate so by virtue of that I would expect it to come down slightly. Again, we had an opportunity in the fourth quarter by virtue of relative strength of the business but also in terms of priorities of our development group to accelerate some specific efforts in and around the My Way Solution which as we’ve talked about preparedness for stimulus we felt it was a prudent thing for us to do so again, we felt that it was the dollar values we could manage through as we’ve demonstrated and again was the right thing in terms of preparedness as we move into 2010.

Charles Rhyee - Oppenheimer - Analyst

And how much was total capitalized software in the quarter?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Total capped software was just around $6 million.

Charles Rhyee - Oppenheimer - Analyst

Around $6 million?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Yes.

Charles Rhyee - Oppenheimer - Analyst

Of which two was accelerated?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

That’s right.

Charles Rhyee - Oppenheimer - Analyst

And then maybe a question for Glen. You talked about the opportunity as we think about stimulus going forward, can you give it a sense on the standards meeting last week, it sounds like CCHIT is no longer really going to be not necessarily the defining body now for certification going forward and it seems to be breaking up into sort of two groups a little bit, does that concern you and then also around in the pay group of 2011 but not necessarily adopt right away, there seems to be a lot of moving parts even while they start to set some concrete numbers around it, does it concern you the complexity of this as we move forward could confuse some providers?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Well, I think one, we have a period, people are getting comfortable with the fact that at minimum, the standards, the initial concern was the standards would be so tough that people would not be able to qualify or meet the standards. I think now it’s almost gone the other way and people are saying you probably have a broader group and we are very comfortable having studied these that all of our products today will effectively meet the standards that we’ve seen. Now, we don’t know what they will end up to be. That said, my sense is this is going to take a little time but it will get cleaned up and will have very clear guidance in terms of what those standards will be. I don’t expect that there will be payments.

My own view is that you will have to adopt and you’ll have to be using this to get the payments and I think there’s going to be increasing pressure to make sure the standards are aggressive and that utilization is measured in order to get paid. Both of those things are very good for Allscripts, because our products are more sophisticated, so the harder the standards, the better for us, to the extent the standards aren’t as difficult, that’s okay too, because we have the biggest footprint in the industry and we have in a sense with that base of 90,000 physicians that already use practice management, we have a leg up on selling to them, so we don’t see standards, we see it only as an opportunity. We’re strongly supportive of aggressive tough standards. We think that’s good for the industry. It’s good for taxpayers, and ultimately I think it remains to be seen. As far as CCHIT, I believe that CCHIT should play a very strong role and is a likely candidate to play a strong role, recreating a new standards body is going to waste time and money, so CCHIT will likely set the baseline, but there may be other organizations that play a role in approving as well.

But just to clarify, for the HR stimulus, this is the law, the timeline is set, the dollars are in place, and the time really is now for people to start adopting and that’s what we’re seeing, a lot of people are confusing the broader healthcare debate that is under way with the fact that our piece of the legislation is done. It’s law and that’s not up for debate or discussion, only the interpretation, and either way from that standpoint, our customers and our prospects are a winner because they adopt now and they know that this is our business, we have to meet the standards, we will and we have more resources to do that.

Charles Rhyee - Oppenheimer - Analyst

And if I could just ask one follow-up. Obviously the initial standards look like they’re fairly in the low end, making it kind of easy for people to start, but the expectation it sounds like is that those standards will increase over time, increasingly get harder. What kind of challenges does that set for a practice that installs now? What sort of resources are available to some of these providers as we think about the out years as the percentage of orders going in electronically, the percentage of the information that they’re submitting to CMS? What do you think some of those hurdles are and what sort of resources do you think providers have available to them from their vendors?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Well, remember what happened with the CCHIT standard, CCHIT said, you only needed CCHIT approval in essence, the CCHIT approval was good for three years. And immediately what happened was people said, well I’m not going to buy a product unless it has the most current CCHIT approval, why would I buy a product that was one or two years old. I want it to have the most current. So the minute the standards are published, what’s going to happen is that smart customers are going to say, I’m going to go with the product that meets the 2012 or 2013 standards.

There will be a race to push the products as far as they can go so from that perspective, again that works for Allscripts. If it’s easier to qualify day one, that’s great. You can get them a system but we’ll be in there saying why in the world would you take a system that hasn’t already met and exceeded the future standards if one’s available, so again, that works very well for us. It actually makes early installations easier and the flip side of that is longer term, gives us a competitive advantage. So it’s better for us in looking for the proven and safe choice and remember, our place in the market. We have relationships with 150,000, actually 160,000 today physicians who are using one or more of our products and that’s one out of every three physicians in the United States and again, I think you’re going to see products that come out from us, you’re going to see what we call the surround strategy, I mean when people go in, they say can I use your product and can I use the iPhone, the answer is yes.

Can I use a Microsoft Windows platform, the answer will soon be yes. Can I use a BlackBerry, the answer is yes. Do you have a kiosk and the answer is yes and do you have a portal and the answer is yes and it’s going to be increasingly hard for other products to say yes to all of that to have all of that surround, to have all of the Management reporting, to have all of the lab interfaces, to have PQRI and CMS and we’re going to have all of it for our customers, so again, that’s the position that we’re taking and we think that the minute the standards come out, people will migrate to making sure their products have the most. I mean if there’s a law that comes out that says every car needs passenger side airbags, are you going to go out and buy one that this year you buy a new car that doesn’t have that when you know next year it needs it? Of course not, so you’re going to migrate to the toughest standards, so again, that’s what we see happening.

Charles Rhyee - Oppenheimer - Analyst

Great. I appreciate the comments. Thank you.

Operator

Your next question comes from Brett Jones with Brean Murray. Mr. Jones, your line is open.

Brett Jones - Brean Murray - Analyst

Good afternoon. If I could piggyback off Charles questions, I was a little confused, I guess Glen, when you were talking about how people wouldn’t buy a CCHIT 2007 certified product and I guess where I’m a little lost is why wouldn’t we see a lack of certifying body sort of freeze the purchasing decision? Why wouldn’t they just wait until that’s settled before going ahead and buying now?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Well first of all there’s certifications out there, there’s good products out there. There’s no question that some physicians may say especially some of the smaller groups may say that we should wait, but in the mid size groups, the larger groups, they understand that this is the new way to do business. You can’t run a bank without a computer system, nobody thinks you can.

You can’t trade without Bloomberg or some equivalent technology. I mean this is becoming kind of table stakes for the sophisticated practices who have to compete in the market and they understand that, so they’re going to make sure they use as a base is it CCHIT certified and then they build upon there. What other features and functionality do you have? I’ve had more people ask me how much are you investing in Research and Development than I’ve ever had before. Why? Because they understand. These standards are going to come, change, get tougher and what does that mean? You want a Company that’s going to be around, that has the resources to invest. This industry is going to consolidate. Most recently, CCHIT had 62 CCHIT approved Electronic Health Records.

There’s no other major industry in this country that has 62 competitors that has any scale or size and consequently we’re going to see that start to consolidate and I think we’re a winner in that competitive environment, so there will always be and that’s kind of a good thing for us if everybody tomorrow wanted to buy an Electronic Health Record frankly we couldn’t even manage it and none of our competitors could as well so the fact that we have stages and we’ve talked about the stage gates. You have a number of people buying right now and then you’ll have another group as we get the next update on meaningful use they will say okay it’s far enough along we don’t have to wait for the final sign off and then after December, that time frame, when we get meaningful use locked down we’ll see another pop and finally as you start to get near 2011, people will start to scramble to say Oh, my gosh, we got to get this in, so we’re going to see that market continue to build at a nice pace that gives us an opportunity to continue to build our resources while the market builds.

Brett Jones - Brean Murray - Analyst

Understandable, so I guess can you talk about why you feel so comfortable that CCHIT would be the base and to that degree, do you feel like you’ll have to change any of the development work, the direction of your development work is going, if they move away from CCHIT certification in terms of CCHIT has always been based really on functionality.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Well I think number one there are certain elements of this that you can’t have an Electronic Health Record without electronic prescribing, without electronic submission. You need lab connectivity and increasingly there’s a strong push to say you have to be connected to a portal so patients can be a part of the electronic healthcare highway, you need an on ramp for patients so whether that’s Microsoft Health or Google Health or having your own portal through an organization like a Med Fusion who is a leader out there in terms of portals, any of those kinds of organizations, well guess what. We’re connected to all of them already, so from our standpoint, we know that’s going to happen. You’re going to need integration.

You’re going to need disease registries and when we have a big initiative under way for disease Management, disease registries, we’re investing millions of dollars right now in products that are going to be ready to come out, so from that perspective again we see as primarily an opportunity to the extent that standards get tougher, it’s a good opportunity for us, we have the resources and part of our budgeting this year was to say we’ve got to leave some resources that can be easily switched off to something else, should something happen that surprises us that our competitors in terms of a requirement, we have the resources that we can easily shift, so from that standpoint, that’s what we think. That said, all of the current, all of the current indications that CCHIT is going to have a continued important role and even if that were to change, we’re comfortable that we can meet any of the new standards that are going to come out.

Brett Jones - Brean Murray - Analyst

Okay, great and then Bill, if I could just get you to give us the operating cash flow and free cash flow numbers for the quarter?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

I indicated operating cash flow in the quarter is about $31 million and I don’t have the free cash flow number in my fingertips, but it did provide I think the components in terms of capitalization in terms of software that CapEx was just I think less than a couple million dollars, so I apologize not having that at my finger tips.

Brett Jones - Brean Murray - Analyst

Great. Thank you very much.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Why don’t we take two more questions and we’ll wrap it up. We don’t want to keep you too long but we know there’s a lot of questions, a lot of interest.

Operator

Your next question comes from Michael Churney with Deutsche Bank. Your line is open.

Michael Churney - Deutsche Bank - Analyst

Hi, guys. So just a quick question, I know the stimulus is going to get beaten over the head a little bit but as you formulated your guidance and talked about how you see a bigger impact in the back half of calendar 2009 into the beginning of calendar 2010, how exactly did you go about putting the stimulus into your numbers? Without giving numbers can you just talk to the methodology?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Yes, it really speaks to the point that Glen just made and that is as we look at the buying behavior in the marketplace we don’t see it coming all in one swoop. Rather we see it coming in logical stages, so quite frankly, we’re not banking on a major influx of demand. Really our point was that we would expect demand to start to pick up in that time period but again our guidance is not heavily dependent on that stimulus demand. I think obviously it will appear in our results first and foremost from a bookings perspective. Our order intake and then we’ll be able to communicate to the market as it does in terms of the results and impact on our P&L. So I’ve characterized our overall 2010 guidance as having some stimulus influence but not an inordinate amount.

Michael Churney - Deutsche Bank - Analyst

Just quickly can you also talk about any kind of SG&A ramp you would expect as the stimulus starts to play itself out?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

We’ve talked in the past the area of capacity hits us in two respects. On the sales front and then on the deployment front, we feel that we’ve done a lot of good things in building out the Allscripts distribution as well as quite frankly continue to carry excess capacity within our own salesforce that we have today, so to the earlier point we feel we’ll have a lot of good visibility and an ability to react to the demand as it comes on so to not get caught flat footed on the sales front. Number one, on the service side, and keeping with what I said in the third quarter, we continue to carry some excess capacity there.

Today that excess capacity is focused on helping us prepare in terms of the ease of our deployment and initiatives like our ready programs which is all around how do we drive efficiency into our deployment cycles and as the demand ramps up we’ll be able to redirect that increased capacity to actual deployment efforts so again on the deployment side we expect to be able to leverage that excess capacity first and then have visibility as to what we need to add incrementally. The third point that I would make is in the area of R&D, we’ve already talked about the fact that our expectations for 2010 has close to $70 million of gross R&D spend contemplated in it so we think we’ve adequately provisioned for what we need to do not only to move our products forward but also attend to a lot of the discussion we’ve been having today on standards and compliance efforts that that has been what we believe to be adequately provisioned for in our R&D plan.

Michael Churney - Deutsche Bank - Analyst

Great. Thanks.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

So why don’t we take one more question and again, we’ll conclude the call.

Operator

Your last question comes from Sean Wieland with Piper. Your line is open.

Sean Wieland - Piper Jaffray - Analyst

Just a quick one, on My Way, what had to be done to the product that cost $2 million?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Basically as we’re upscaling the product, what we found is from the initial product we inherited, we needed to make sure that it worked with all of our surround strategies as an example, we wanted to make sure that it was more robust in terms of the more it’s being used because it’s a hosted ASP product there were other kinds of changes that we wanted to make to substantially enhance that and make it multi-entity, so just a number of different changes that relate to most important as an example, connect, making sure that it works within our system and it’s going to connect to all of our other products, so those were the kind of changes.

I don’t think there was anything that was out of the ordinary but I think what is out of the ordinary is we said we don’t want to wait for a standard time frame. We want to make sure that we are ready to go from a stimulus perspective. The last thing is there are a number of, a lot of our spend is not going toward functionality and the good news is I’ve seen some people say well, Allscripts has more functionality but a lot of our spending now is going to more rapid implementation and useability. Why? Because we think that’s going to be increasingly important to make it easy to demo, easy to learn, easy to use, so that’s where you see a lot of spend so some of that spending was going there as well.

Sean Wieland - Piper Jaffray - Analyst

And was the spending done by was it your own R&D people or did you contract that out?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

No. It’s our own people.

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Actually it’s a combination of both.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

I think there was some initial consultants that we used when we started we brought in a little bit of that expertise back into help us transition it to make sure we had it but fundamentally, I mean all of our development is our development, either done here or down at our Bangalore facility.

Sean Wieland - Piper Jaffray - Analyst

And then how is the salesforce reorganization going and how are you managing channel conflict?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Well, the salesforce reorganization has gone very well. We tend to make these changes very rapidly and don’t spend a lot of time discussing them, so I think that it’s gone very well from that perspective. Channel conflict goes away because one, in the past what would happen is you had three different salesforces, professional salesforce and enterprise salesforce and a hospital solution salesforce, and in a lot of cases what we were finding was people were trying to push their products from their group as opposed to the right solution.

Now, in their respective territories, they will get paid independent of which solution is going in there and even if they’re cooperating in certain areas with our local distributors they are going to get paid so we don’t want our direct reps going in and trying to sell a three-doc practice so they get paid if they refer that successfully to one of our resellers. Consequently our resellers can make more if they are truly leading a larger deal and they can bring us that deal, if they bring it to us they will actually do better for a variety of reasons than if they did it themselves so we built in a lot of collaboration.

Sean Wieland - Piper Jaffray - Analyst

Okay. Thanks, and just last one. Bill, did you give a GAAP guidance number for fiscal 2010?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

We will be putting on file tomorrow a reconciliation that will have that. I mean as we move into the course of the year, that differential will be virtually non-existent but I did call out the fact that we will have a small amount of deferred revenue in the first half of the year and then I’ve outlined for you the acquisition related amortization and stock based compensation and then the only final reconciling item is the transaction piece which will have a little bit of tail in the Q1 and in the early part of Q2. We’ll have that on file tomorrow.

Sean Wieland - Piper Jaffray - Analyst

Is it possible to just give us a number?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

I don’t have that number in front of me, I’m sorry.

Sean Wieland - Piper Jaffray - Analyst

Okay. Thank you very much.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Okay, thank you again. I want to thank everyone who joined the call today. We appreciate your continued support. This really is a unique opportunity in this market and we think we’re very uniquely positioned, so appreciate your support. We’ll look forward to our call next quarter. Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.